Exhibit 99.1
December 9, 2009
Investors May Contact:
Kevin Stitt, Bank of America, 1.704.386.5667
Lee McEntire, Bank of America, 1.704.388.6780
Reporters May Contact:
Scott Silvestri, Bank of America, 1.980.388.9921
scott.silvestri@bankofamerica.com
Bank of America Completes Repayment of TARP
CHARLOTTE — Bank of America today sent the U.S. Treasury $45 billion to repay the U.S. taxpayers’ entire investment in the company as part of the Troubled Asset Relief Program (TARP). Repayment followed the successful completion of a securities offering.
As previously announced, the company sold 1.286 billion common equivalent securities, generating gross proceeds of approximately $19.29 billion. The offering was priced at $15.00 per common equivalent security and its proceeds, along with existing corporate funds, were used to repurchase all the preferred stock issued to the U.S. Department of the Treasury. The company also paid the government $190 million in accrued dividends on the repurchased preferred securities.
In repaying TARP, Bank of America today repurchased all 600,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series N; all 400,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series Q; and all 800,000 shares its Fixed Rate Cumulative Perpetual Preferred Stock, Series R. The U.S. Treasury continues to hold warrants to buy Bank of America common stock issued as part of the TARP investments.
“We owe taxpayers our thanks for making these funds available to the nation’s financial system and to our company during a very difficult time,” said Chief Executive Officer and President Kenneth D. Lewis. “Now that we have cleared this significant hurdle, which demonstrates the strength of our company, we look forward to continuing to play a key role in the economic recovery and helping to meet the changing needs of our customers and clients.”
Following the completed securities offering, Bank of America also would increase equity by approximately $3 billion through asset sales to be approved by the Board of Governors of the Federal Reserve and contracted for by June 30, 2010.
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As previously announced, Bank of America also agreed to raise up to approximately $1.7 billion through the issuance of restricted stock in lieu of a portion of incentive cash compensation to certain Bank of America associates as part of their normal year-end incentive payments. Year-end incentive payments are dependent on the performance of the company, business units and individuals and have not yet been determined. This initiative also aligns associate interests with the company’s performance.
With the repayment of TARP funds and these other initiatives, the company’s Tier 1 Capital ratio would be 11.0 percent, pro forma based on the September 30, 2009 ratio of 12.5 percent. The Tier 1 Common capital ratio would be 8.4 percent, pro forma based on the September 30, 2009 ratio of 7.3 percent.
BofA Merrill Lynch served as the sole bookrunner for the common equivalent securities offering and UBS Investment Bank served as co-manager and qualified independent underwriter.
Bank of America
Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 53 million consumer and small business relationships with 6,000 retail banking offices, more than 18,000 ATMs and award-winning online banking with more than 29 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.
www.bankofamerica.com
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